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                                 EXHIBIT F-1.1
                         PRELIMINARY OPINION OF COUNSEL
                              (WILLIAM E. JAUDES)



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                                                                   EXHIBIT F-1.1



                               AMEREN CORPORATION
                              1901 Chouteau Avenue
                           St. Louis, Missouri 63166
                                  314-621-3222


                                August 29, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation
               Form U-1 Application-Declaration
               (File No. 70-8945)

Dear Sirs:

          I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

          The Application seeks approvals relating to the proposed business combination transaction among Ameren, Union Electric Company ("UE") and CIPSCO Incorporated ("CIPSCO"), by which UE and Central Illinois Public Service Company ("CIPS"), will become wholly owned subsidiaries of Ameren and Ameren will acquire all of the issued and outstanding common stock of UE and CIPS and acquire indirectly 60% of the outstanding common stock of Electric Energy, Inc. ("EEI") (the "Merger Transaction"). In the Application, Ameren also requests that the Commission approve the following actions or transactions (which, together with the Merger Transaction, are referred to as the "Transactions"):

    (i) the establishment of Ameren Services Corp. ("Ameren Services") in accordance with Rule 88 under the Act and the acquisition by Ameren of all of the outstanding voting securities of Ameren Services;

    (ii)  the execution of the General Services Agreement;

    (iii) the issuance of Ameren Common Stock in connection with the
          Transaction;
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    (iv)  the issuance by Ameren (and/or the acquisition by or on behalf of
          Ameren in open market transactions) of up to 19 million shares of Ameren Common Stock, over the period ending five years after the date of the Commission's approving order in this docket, for purposes of certain employee benefit and dividend reinvestment plans of UE, CIPSCO, CIPS and Ameren;

    (v) the solicitation of proxies from the holders of Ameren Common Stock for approvals deemed necessary or desirable in connection with the establishment or amendment of employee benefit plans referred to in
          (iv);

    (vi) the acquisition by Ameren of all of the outstanding voting securities of CIPSCO Investment Company (currently a wholly owned subsidiary of CIPSCO) ("CIPSCO Investment"), which serves as a holding company for certain nonutility investments;

   (vii) the retention by Ameren of the gas properties of UE and CIPS and the continued operation of UE and CIPS as combination utilities;

   (viii) the retention by Ameren of the nonutility activities, businesses and investments of UE and CIPSCO Investment;

     (ix) the retention by Ameren of the nonutility activities, businesses and investments of UE and CIPSCO Investment and the making of certain similar investments over a period ending five years after the date of the Commission's approving order in this docket;

     (x) the continuation of all outstanding intrasystem debt, guaranties and support agreements; and

     (xi) the transfer by UE to CIPS of the Transferred Utility Facilities located in Illinois.

          I have acted as counsel for Ameren in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by Ameren, UE and CIPSCO in connection with the Transactions as described in the Application.

          I have examined originals, or copies certified to my satisfaction, of such corporate records of Ameren, UE, CIPSCO, CIPS and CIPSCO Investment, certificates of public officials, certificates of officers and representatives of Ameren, UE, CIPSCO, CIPS and CIPSCO Investment, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of

                                       2.
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officers of Ameren, UE, CIPSCO, CIPS and CIPSCO Investment and other appropriate persons and statements contained in the Application and the exhibits thereto.

          The opinions expressed below are subject to the following further assumptions and conditions:

          a. The authorization and approval of the Transactions, by the Boards of Directors and shareholders of Ameren, UE and CIPSCO and subsidiaries thereof remain in full force and effect.

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, the Nuclear Regulatory Commission under the Atomic Energy Act, the Missouri Public Service Commission under the applicable laws of the State of Missouri, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. No stop order shall have been entered with respect to the S-4 Registration Statement (File No. 33-64165), which has become effective pursuant to the Securities Act of 1933, as amended, with respect to the shares of Ameren Common Stock to be issued in connection with the Transactions; and the issuance of shares of Ameren Common Stock in connection with the Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          e. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired.

          f. With respect to those Transactions occurring after Ameren shall have become subject to registration pursuant to Section 5 of the Act and the rules of the Commission thereunder, Ameren shall have duly registered with the Commission as a holding company pursuant to Section 5 of the Act and the rules of the Commission thereunder.

                                       3.
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          g.  Instruments of merger shall have been duly and validly filed with the Secretary of State of Missouri and Illinois, and such other corporate formalities as are required by the laws of such states for the consummation of the mergers contemplated by the Transactions shall have been taken; and such mergers shall have become effective in accordance with the laws of Missouri and Illinois.

          h. The parties shall have obtained all consents, waivers and releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          i. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein.

          j. The Transactions shall have been consummated as described in the Application and under the supervision of the General Counsel of Ameren Services Company acting for Ameren and Jones, Day, Reavis & Pogue and all legal matters incident thereto shall be satisfactory to each of us.

          k. For purposes of this opinion, with respect to all matters governed by the laws of Illinois, I have relied upon the opinion of even date of Jones, Day, Reavis & Pogue, Chicago, Illinois, filed as an Exhibit to the Application.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application:

          1. All laws of the State of Missouri applicable to the proposed Transactions will have been complied with.

          2. Each of Ameren, UE and Arch Merger is validly organized and duly existing under the laws of the State of Missouri.

          3. The shares of Ameren Common Stock to be issued in connection with the proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of Ameren. The shares of common stock of UE to be converted into shares of Ameren Common Stock in connection with the Transactions are validly issued, fully paid and nonassessable, and Ameren, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Restated Articles of Incorporation of UE. The shares of common stock of Arch Merger to be issued to Ameren in connection with the establishment of Arch Merger will be validly issued, fully paid and nonassessable, and Ameren, as the holder thereof, will be entitled to the

                                      4.

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     rights and privileges appertaining thereto set forth in the Articles of
     Incorporation of Arch Merger.

          4. Ameren will legally acquire (a) the shares of common stock of UE that will be acquired by Ameren in connection with the merger of Arch Merger with and into UE, (b) the shares of common stock of CIPS as a result of the merger of CIPSCO with and into Ameren, and (c) the shares of Arch Merger that will be issued to Ameren in connection with the organization of Arch Merger.

          5. The consummation of the proposed Transaction will not violate the legal rights of the holders of any securities issued by Ameren or any associate company of Ameren.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                                       Very truly yours,



                                       William E. Jaudes

                                      5.